Exhibit 2.2

Execution copy

FIRST AMENDMENT

TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to the Membership Interest Purchase Agreement (this “First Amendment”), effective as of December 31, 2020, is entered into by and between D. Jones Tailored Collection, Ltd., a Texas limited partnership (the “Seller”), and Denim.LA, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used herein shall have the same meaning ascribed to them in that certain Membership Interest Purchase Agreement, effective as of October 14, 2020, by and between Seller and Buyer (the “MIPA”), unless otherwise provided.

RECITALS

WHEREAS, the Parties desire to amend the MIPA to extend the date upon which the closing conditions must be met by the Parties; and

WHEREAS, the Parties also desire to amend the MIPA to clarify other matters as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following provisions of this First Amendment.

Notwithstanding anything to the contrary in the MIPA, the Parties understand, agree and acknowledge:

1.             Purchase Price. Article II of the MIPA is hereby amended by the deletion of Section 2.02(b) and, in connection therewith, the revised Section 2.02:

“Section 2.02. Purchase Price. The purchase price for the Membership Interests shall be paid in Buyer Shares calculated as follows and subject to adjustment pursuant to Section 2.05 (the “Purchase Price”): that number of Buyer Shares equal to the lesser of (a) Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000.00) at a per share price equal to the IPO Price or Uplisting Price, as the case may be (to the extent the IPO or the Uplisting occurs first), or (b) the number of Subject Acquisition Shares.”

2.             Transactions to be Effected at Closing. Article II of the MIPA is hereby amended by the following amended Section 2.04(a)(ii):

“(ii) Deliver immediately available funds to Seller in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) for Seller’s payment to creditors for the purpose of strengthening Seller’s financial position after the IPO or Uplisting by the reduction of Seller’s debt, with such amount being a contribution by Buyer to Seller, and is not consideration for the Membership Interests.”

FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT	PAGE 1 OF 2

3.	Termination. Article VIII of the MIPA is hereby amended by the following:

(a)	Section 8.01(b)(ii) is amended as follows:

“(ii) Any of the conditions set forth in Section 6.01 and Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2021, unless such nonfulfillment shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions herein to be performed or complied with by it prior to the Closing.”

(b)	Section 8.01(c)(ii) is amended as follows:

“(ii) Any of the conditions set forth in Section 6.01 and Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2021, unless such nonfulfillment shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.”

4.           Miscellaneous. In the event of any conflict between the terms of the MIPA and this First Amendment, the terms of this First Amendment shall control. Except as modified hereby, the terms and provisions of the MIPA shall remain in full force and effect, unmodified, and the MIPA, as amended hereby, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This First Amendment may be executed in a number of identical counterparts which, taken together, shall constitute one agreement.

[Remainder of page intentionally left blank. Signature page follows.]

FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT	PAGE 2 OF 2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date written below each Party’s signature to be effective as of the Effective Date.

SELLER:

D. JONES TAILORED COLLECTION, LTD.,
a Texas limited partnership

By: DJONES, LLC,
a Texas limited liability company
Its: General Partner

	By:	/s/ Drew Jones
Drew Jones
	Its:	Managing Member
	Date:	December 31, 2020

BUYER:

DENIM.LA, INC.,
a Delaware corporation

By:	/s/ Hil Davis
Hil Davis
Its:	Chief Executive Officer
Date:	December 31, 2020

SIGNATURE PAGE

TO THE

FIRST AMENDMENT

TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT